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                                                                   Exhibit 4.31


                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT


               This Amended and Restated Stockholders' Agreement (this "Agreement") is entered into as of August 10, 2000, by and among McLeodUSA Incorporated, a Delaware corporation (the "Company"), Kwok Li, a resident of Texas ("Li"), and Linsang Partners, LLC, a Delaware limited liability company ("Linsang" and together with Li, the "Stockholders").

               WHEREAS, in accordance with the terms and conditions of the Amended and Restated Agreement and Plan of Merger, dated as of February 11, 2000 (the "Merger Agreement"), among the Company, Southside Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Southside"), Splitrock Services, Inc., a Delaware corporation ("Splitrock"), Splitrock Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Splitrock ("Holdco"), and Splitrock Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdco, Southside merged with and into Holdco (the "Merger") effective on March 30, 2000;

               WHEREAS, Li is Chairman and Manager of Linsang and owns a majority of the membership interest in Linsang;

               WHEREAS, in accordance with the terms and conditions of the Merger Agreement and as a condition to the obligation of each of the Company and Southside to close the transactions contemplated thereby, the Stockholders entered into a Stockholders' Agreement, dated as of March 30, 2000 (the "Stockholders' Agreement"), with the Company;

               WHEREAS, the Company effected a three-for-one stock split of its Class A Common Stock (as defined below) in the form of a stock dividend paid on April 24, 2000 to stockholders of record on April 4, 2000, and all share amounts referred to in this Agreement have been adjusted to reflect such stock split; and

               WHEREAS, the Company and the Stockholders desire to amend and restate the Stockholders' Agreement in its entirety with the terms and conditions hereinafter set forth;

               NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto hereby agree to amend and restate the Stockholders' Agreement as follows:


1.      DEFINITIONS

               For purposes of this Agreement, the following terms have the meanings indicated:

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               (a)    "Affiliate" and "Associate" shall have the respective
                      meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

               (b) A person shall be deemed the "beneficial owner" of and shall be deemed to "beneficially own" any securities:

                      (i) which such person or any of such person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise;

                      (ii) which such person or any of such person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; or

                      (iii) which are beneficially owned, directly or indirectly, by any other person (or any Affiliate or Associate thereof) with which such person or any of such person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of any voting securities of the Company.

               (c) "Class A Common Stock" shall mean the Class A common stock, par value $.01 per share, of the Company.

               (d) "Covered Securities" shall mean (i) 7,315,647 shares of Class A Common Stock owned beneficially and of record by Li as a result of the Merger (excluding any shares described in clause (ii) below), (ii) 22,829,639 shares of Class A Common Stock owned beneficially and of record by Linsang as a result of the Merger (including 100,583 shares of Class A Common Stock owned beneficially and of record by Linsang as a result of the exercise of certain warrants by Linsang on June 20, 2000), and (iii) Securities issued or issuable with respect to the Securities referred to in clauses (i) and (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

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               (e)    "Expiration Date" shall mean December 31, 2002.

               (f) "Securities" shall mean any equity securities of the Company or any other securities convertible into or exercisable for such equity securities.


2.      TRANSFERS OF COVERED SECURITIES

        2.1    RESTRICTIONS ON TRANSFERS

               Except as otherwise provided in this Section 2, the Stockholders hereby agree that until the Expiration Date, the Stockholders will not offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of, directly or indirectly, ("Transfer"), any Covered Securities without submitting a written request to, and receiving the prior written consent of, the Board of Directors of the Company.

        2.2    INITIAL TRANSFER PERIOD

               For the period commencing as of the date of this Agreement and ending December 31, 2000 (such period, the "Initial Transfer Period"), the Stockholders may Transfer at any time and from time to time during such Initial Transfer Period up to an aggregate number of shares of Class A Common Stock which are Covered Securities equal to the Initial Transfer Amount, provided any such Transfer is effected in accordance with all applicable laws (including without limitation applicable federal and state securities laws). For purposes of this Section 2.2, the Initial Transfer Amount shall be equal to the aggregate number of shares of Class A Common Stock which are Covered Securities, which may be Transferred from time to time during the Initial Transfer Period by the Stockholders directly or through their Affiliates and Associates and which result in aggregate gross proceeds of $105 million. The Stockholders shall deliver to the Company a written report not later than September 11, 2000 for the period commencing August 10, 2000 and ending August 31, 2000, and a written report not later than October 10, 2000, November 10, 2000, December 11, 2000 and January 10, 2001 for each of the months of September, October, November and December 2000. Each such written report shall set forth the date and number of shares of Class A Common Stock Transferred and the gross proceeds resulting therefrom during each such month or portion thereof, as the case may be. In no event shall any portion of the Initial Transfer Amount that is not utilized by the Stockholders during the Initial Transfer Period be carried forward or otherwise Transferred at any time during the period commencing January 1, 2001 and ending December 31, 2002. The allocation between Li and Linsang of the Initial Transfer Amount shall be determined by Li as the Representative pursuant to Section 4.9.

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        2.3    SUBSEQUENT TRANSFER PERIODS

               (a) Subject to Section 2.3(b), during each of the calendar years ending December 31, 2001 and December 31, 2002 (each such year, a "Subsequent Transfer Period" and together, the "Subsequent Transfer Periods"), the Stockholders may Transfer at any time and from time to time during each such Subsequent Transfer Period up to an aggregate number of shares of Class A Common Stock which are Covered Securities equal to the Subsequent Transfer Amount, provided any such Transfer is effected in accordance with all applicable laws (including without limitation applicable federal and state securities laws). For purposes of this Section 2.3, the Subsequent Transfer Amount shall be equal to 4,183,440 shares of Class A Common Stock, subject to adjustment pursuant to
Section 4.1. The Stockholders shall deliver to the Company a written report not later than the tenth day of the first month following each calendar quarter during the Subsequent Transfer Periods commencing with a report due on or before April 10, 2001 for the quarter ending March 31, 2001 and ending with a report due on or before January 10, 2003 for the quarter ending December 31, 2002. Each such written report shall set forth the date and number of shares of Class A Common Stock Transferred by the Stockholders during each such quarter. In no event shall any portion of the Subsequent Transfer Amount that is not utilized by the Stockholders during the Subsequent Transfer Period commencing January 1, 2001 and ending December 31, 2001 be carried forward or otherwise Transferred at any time during the Subsequent Transfer Period commencing January 1, 2002 and ending December 31, 2002. The allocation between Li and Linsang of the Subsequent Transfer Amount shall be determined by Li as the Representative pursuant to Section 4.9.

               (b) Notwithstanding Section 2.3(a), the Stockholders shall not Transfer any Covered Securities during any thirty (30) day period immediately following written notice from the Company requesting the Stockholders not to Transfer any Covered Securities during such thirty (30) day period if (i) the Stockholders Transfer more than 200,000 shares of Class A Common Stock, subject to adjustment pursuant to Section 4.1, on any single day during the Subsequent Transfer Periods, and (ii) the Company determines that any such Transfer has adversely affected the trading price of the Company's Securities on The Nasdaq Stock Market's National Market System (or any comparable system).

        2.4    LI PLEDGE

               At any time following the date hereof, Li may pledge to a nationally recognized financial institution (the "Pledgee") up to the aggregate number of Covered Securities required by such Pledgee in order to secure financing for the purchase of a Gulfstream IV or other similarly priced aircraft; PROVIDED, HOWEVER, (i) such pledge complies with all applicable laws (including without limitation applicable federal and state securities laws) and
(ii) the Pledgee takes such shares


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subject to the restrictions on Transfer of this Agreement and agrees to be bound by the terms hereof (as this Agreement may be amended or amended and restated from time to time) and to become a party hereto with respect to the Covered Securities being pledged pursuant to this Section 2.4.

3.  REPRESENTATIONS AND WARRANTIES

        3.1    REPRESENTATIONS AND WARRANTIES OF LINSANG

               Linsang hereby represents and warrants, as of the date of this Agreement, to the Company as follows:

               3.1.1  AUTHORIZATION

               Linsang has taken all action necessary for it to enter into this Agreement and to consummate the transactions contemplated hereby.

               3.1.2  BINDING OBLIGATION

               This Agreement constitutes a valid and binding obligation of Linsang, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy; and each document and instrument to be executed by Linsang pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Linsang, enforceable in accordance with its terms (with the aforesaid exceptions).

        3.2    REPRESENTATIONS AND WARRANTIES OF LI

               Li hereby represents and warrants, as of the date of this Agreement, to the Company as follows:

               3.2.1  POWER AND AUTHORITY

               Li has the legal capacity and all other power and authority necessary to enter into this Agreement and to consummate the transactions contemplated hereby.

               3.2.2  BINDING OBLIGATION

               This Agreement constitutes a valid and binding obligation of Li, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy; and each document and instrument to be executed by Li pursuant

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hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Li, enforceable in accordance with its terms (with the aforesaid exceptions).

        3.3    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company hereby represents and warrants, as of the date of this Agreement, to each of Li and Linsang as follows:

               3.3.1  AUTHORIZATION

               The Company has taken all corporate action necessary for it to enter into this Agreement and to consummate the transactions contemplated hereby.

               3.3.2  BINDING OBLIGATION

               This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy; and each document and instrument to be executed by the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of the Company, enforceable in accordance with its terms (with the aforesaid exceptions).


4.  MISCELLANEOUS

        4.1    EFFECT OF CHANGES IN CAPITALIZATION

               Each of the references to a number of shares of the Company's capital stock referred to in this Agreement shall be appropriately and proportionally adjusted for any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company, occurring after the date of this Agreement.

        4.2    ADDITIONAL ACTIONS AND DOCUMENTS

               Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.


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        4.3    ENTIRE AGREEMENT; AMENDMENT

               This Agreement, together with the amended and restated letter agreement by and among the parties hereto dated as of the date hereof, constitute the entire agreement among the parties hereto with respect to the specific matters contemplated herein and therein and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided herein and therein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and the Stockholders.

        4.4    LIMITATION ON BENEFIT

               It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

        4.5    BINDING EFFECT; SPECIFIC PERFORMANCE

               This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns. No party shall assign this Agreement without the written consent of the other parties hereto; and such consent shall not be unreasonably withheld. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        4.6    GOVERNING LAW

               This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Delaware (excluding the choice of law rules thereof).

        4.7    NOTICES

               All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, facsimile transmission or telex, addressed as follows:


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               (i)    If to the Company:

                      McLeodUSA Incorporated
                      McLeodUSA Technology Park
                      6400 C Street SW, P.O. Box 3177
                      Cedar Rapids, IA  52406-3177
                      Attention:  Randall Rings, Esq.
                      Facsimile:  (319) 790-7901

               (ii) If to either of the Stockholders:

                      Linsang Partners, LLC
                      8401 Colesville Road, Suite 500
                      Silver Spring, MD  20910
                      Attention:  Kwok Li
                      Facsimile:  (301) 563-8414

                      with a copy to:

                      Shea & Gardner
                      1800 Massachusetts Avenue, N.W.
                      Washington, D.C.  20036
                      Attention:  Martin J. Flynn, Esq.
                      Facsimile:  (202) 828-2195

                      and

                      Fried, Frank, Harris, Shriver & Jacobson
                      1001 Pennsylvania Avenue, N.W.
                      Washington, D.C.  20004
                      Attention:  Richard A. Steinwurtzel, Esq.
                      Facsimile:  (202) 639-7003

               Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be hand-delivered, mailed, transmitted, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.


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        4.8    TERMINATION

               This Agreement shall terminate on the Expiration Date, such that all rights and obligations hereunder shall cease, and this Agreement shall be of no further force or effect.

        4.9    APPOINTMENT OF REPRESENTATIVE

               Linsang hereby appoints Li, with power of substitution, as its exclusive agent to act on its behalf with respect to any and all actions to be taken under or amendments or modifications to be made to this Agreement (the "Representative"). The Representative shall take, and Linsang agrees that the Representative shall take, any and all actions which the Representative believes are necessary or advisable under this Agreement for and on behalf of Linsang, as fully as if Linsang was acting on its own behalf, including, without limitation, dealing with the Company with respect to all matters arising under this Agreement, entering into any amendment or modification to this Agreement deemed advisable by the Representative and taking any and all other actions specified in or contemplated by this Agreement. The Company shall have the right to rely upon all actions taken or not taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon Linsang.

        4.10   PUBLICITY

               The Stockholders will use their reasonable best efforts to consult with the Company prior to issuing any press release, making any filing with any governmental entity or national securities exchange or making any other public dissemination of information by the Stockholders within which this Agreement or the contents hereof are referenced or described.

        4.11   EXECUTION IN COUNTERPARTS

               To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.



                        *      *       *      *      *


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               IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amended and Restated Stockholders' Agreement, or have caused this Amended and Restated Stockholders' Agreement to be duly executed and delivered on their behalf, as of the day and year first hereinabove set forth.


                                       McLEODUSA INCORPORATED



                                       By: /s/ Randall Rings
                                           -------------------------------------
                                           Name:  Randall Rings
                                           Title:  Vice President and Secretary



                                       STOCKHOLDERS



                                       LINSANG PARTNERS, LLC



                                       By: /s/ Kwok Li
                                           -------------------------------------
                                           Name:    Kwok Li
                                           Title:   Chairman and Manager



                                           /s/ Kwok Li
                                           -------------------------------------
                                           Kwok Li






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